Exhibit 99.1

Press Information 2211 H. H. Dow Way Midland, MI 48674 dow.com

Dow Board of Directors nominates Debra L. Dial and Luis A. Moreno to the Board

MIDLAND, Mich. – February 11, 2021 – Dow (NYSE: DOW) today announced that its Board of Directors has nominated Debra L. Dial, Senior Vice President and Controller, AT&T Inc. and Luis A. Moreno, former President, Inter-American Development Bank to stand for election to Dow’s Board of Directors at the Company’s Annual Meeting of Stockholders on April 15.

Ms. Dial brings more than 20 years of leadership and corporate financial experience in a global Fortune 10 telecommunications/media company, including financial reporting, accounting policy, long-term financial planning, strategy and integration planning, and risk management.

Mr. Moreno brings more than two decades of expertise and leadership in areas including public policy and social, economic and institutional development with focus on initiatives in topics of global importance including renewable energy and the environment, climate resilience and adaptation, sustainable cities, and digital connectivity and innovation.

“Debra’s and Luis’ breadth and depth of leadership and track records of value creation, combined with their fresh perspectives, will continue to bolster the strength and diversity of our board,” said Jim Fitterling, Dow chairman and CEO. “We look forward to their many contributions to our Company and our stakeholders.”

Furthermore, directors Ajay Banga, Jacqueline K. Barton and James A. Bell will continue to serve out their respective terms until the Annual Meeting, at which time they will not stand for re-election. After 15 years of service on Dow’s Board, Mr. Bell will retire in accordance with the director tenure requirements of the Company’s corporate governance guidelines. After 28 years and eight years of service on Dow’s Board, respectively, Dr. Barton and Mr. Banga will not stand for re-election.

“On behalf of our Board of Directors, I want to thank Ajay, Jacqueline and James for their many years of service and for their immeasurable contributions to Dow,” said Fitterling. “Each brought incredible passion, commitment and expertise to every aspect of their governance and oversight of our Company.”

These changes to Dow’s Board of Directors align with the Company’s updated corporate governance guidelines, with a focus on board succession planning and refreshment, which include maintaining an appropriate balance of qualifications and experience, diversity, and tenure of longer-serving directors with continuity and depth of Company knowledge and new directors with fresh perspective.

Dow’s Board of Directors brings a variety of relevant skills and diverse experiences, which includes senior leadership, global business, capital allocation, financial acumen, technology expertise, operational experience, and marketing backgrounds. The board is comprised of a strong balance of new and experienced directors, with half of the independent directors joining in the past two years. Additionally, Dow’s board possesses gender and ethnic diversity – more than half of the independent directors are female or members of a U.S. ethnic minority group.

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As part of these board refreshment activities, the board will announce updates to committee assignments and the election of a new lead director following the Annual Meeting. The board thanks Mr. Fettig for his 10 years of dedicated service in various independent lead director and non-executive chair roles and values his continuing service on the Dow Board as well as his distinguished service as an independent director on other public company boards.

Dow’s corporate governance guidelines and a complete list of Dow’s board, committee assignments and other corporate governance information can be found on the Corporate Governance website.

About Dow

Dow (NYSE: DOW) combines global breadth, asset integration and scale, focused innovation and leading business positions to achieve profitable growth. The Company’s ambition is to become the most innovative, customer centric, inclusive and sustainable materials science company, with a purpose to deliver a sustainable future for the world through our materials science expertise and collaboration with our partners. Dow’s portfolio of plastics, industrial intermediates, coatings and silicones businesses delivers a broad range of differentiated science-based products and solutions for its customers in high-growth market segments, such as packaging, infrastructure, mobility and consumer care. Dow operates 106 manufacturing sites in 31 countries and employs approximately 35,700 people. Dow delivered sales of approximately $39 billion in 2020. References to Dow or the Company mean Dow Inc. and its subsidiaries. For more information, please visit www.dow.com or follow @DowNewsroom on Twitter.

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For further information, please contact:

Kyle Bandlow

+1 989-638-2417

kbandlow@dow.com

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